Exhibit 5
LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW
5335 Wisconsin Avenue, NW, Suite 780
Washington, D.C. 20015

Telephone (202) 274-2000
Facsimile (202) 362-2902
www.luselaw.com
WRITER’S DIRECT DIAL NUMBER
(202) 274-2000
June 17, 2010
The Board of Directors
Standard Financial Corp.
2640 Monroeville Boulevard
Monroeville, Pennsylvania 15146
Re:	Standard Financial Corp. (a Maryland Corporation) Common Stock, Par Value $0.01 Per Share
Ladies and Gentlemen:
     You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the “Offering”) of the shares of common stock, par value $0.01 per share (“Common Stock”) of Standard Financial Corp. (a Maryland corporation) (the “Company”). We have reviewed the Company’s Certificate of Incorporation, Registration Statement on Form S-1 (the “Form S-1”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.
     We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.
     We hereby consent to our firm being referenced under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Form S-1.

Very truly yours,
/s/ Luse Gorman Pomerenk & Schick, P.C.
Luse Gorman Pomerenk & Schick
A Professional Corporation